EXHIBIT 4.2

(ON CARTER LEDYARD & MILBURN LETTERHEAD)


July 11, 2001



Nuveen Tax-Free Unit Trust, Series 1245
c/o Nuveen Investments,
as Depositor of
Nuveen Tax-Free Unit Trust, Series 1245
333 West Wacker Drive
Chicago, Illinois 60606
RE:  Nuveen Tax-Free Unit Trust, Series 1245


Dear Sirs:


We hereby consent to the reference to our firm under the caption "Tax Status" in the Registration Statement and related Prospectus of Nuveen Tax-Free Unit Trust, Series 1245 for the registration of units of fractional undivided interest in the Fund in the aggregate principal amount as set forth in the Closing Memorandum dated today's date.


Very truly yours,

CARTER, LEDYARD & MILBURN